Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made as of the 11th day of March, 2016 (the “Effective Date”) by and between Alan D. Shortall (the “Consultant”) and Unilife Corporation (the “Company”).

WHEREAS, the employment of the Consultant ended on March 11, 2016;

WHEREAS, the Company and the Consultant entered into a General Release on March 11, 2016 (“General Release”);

WHEREAS, the Consultant remains subject to the terms of the General Release and the terms of the Employment Agreement dated September 30, 2011, as amended, (“Employment Agreement”) to the extent any terms in the Employment Agreement survive its termination, and the terms of this Agreement shall in no way limit the application or continued survival of such terms in the Employment Agreement or General Release;

WHEREAS, the Company desires to secure the services of Consultant and Consultant desires to perform such services for the Company and its affiliates beginning on the Effective Date and for a period of time in the future upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1. Term. The Company hereby engages Consultant and Consultant hereby accepts engagement by the Company commencing on the Effective Date and for a sixty (60) month period thereafter (i.e., March 11, 2021) (the “Term”), unless terminated at an earlier date as provided in this Agreement.

2. Purpose and Scope of Services.

2.1 During the first twenty four (24) months of the Term, Consultant shall provide consulting, organizational and strategic services, including, but not limited to, assistance or implementation of the strategic business plan(s) of the Company and assistance with customer contracts (collectively referred to as “Services”). The consultant shall perform the Services as directed or authorized from time to time by the Board of Directors of the Company (“Board”) or the Chief Executive Officer of the Company (the “Chief Executive Officer”) and as provided in this Agreement, including Section 3 below. The parties recognize that Consultant’s Services are unique and are designed to assist the directors and senior management of the Company to the extent that such Services are not performed by officers or other senior executives of the Company. The scope of Services performed by Consultant shall be based primarily upon objectives developed by the Board. Consultant shall render the Services hereunder at such time and places and in such manner as reasonably determined by Board including, but not limited to, telephonically; however, Consultant shall be available to communicate and meet on reasonable notice based on the needs of the Company.

2.2 Consultant is an independent contractor and is responsible for the conduct of his business, including the time and manner in which his Services are performed. The parties acknowledge and agree that, at all times during the Term, Consultant shall be acting as an independent contractor, and not as an employee, agent or servant of the Company, and Consultant shall have no authority to act for or on behalf of the Company, create or assume obligations on behalf of the Company or otherwise bind the Company to any agreement or in any other manner or thing whatsoever. In particular, Consultant shall not sign any documentation for or on behalf of the Company. Consultant shall not be treated as an employee for purposes of the Company’s employee compensation and benefit plans, or for the Company’s tax withholding and payment obligations, except as the Company may determine to be legally required.

2.3 Cooperation. Consultant agrees that for no additional consideration beyond that set forth in Section 4 of this Agreement he shall be reasonably available to the Company or its representatives to: (a) testify truthfully in any and all arbitrations, lawsuits, administrate proceedings, or other litigation in which he is called and/or identified as a witness; (b) actively assist and fully cooperate with the Company in any arbitration, lawsuits, administrative proceedings, or other litigation relating to or arising from an occurrence which took place during the Consultant’s employment with the Company or during the term of this Agreement, or relating to any work performed by the Consultant and/or individuals under his supervision while the Consultant was an employee of the Company or during the term of this Agreement; and (c) meet with the Company’s representatives, their counsel or other designees at reasonable times and places with respect to any matter within the scope of the foregoing provisions of this Section 2.3; provided that the Company shall reimburse Consultant for any out of pocket expenses reasonably incurred by Consultant in conjunction with the obligation set forth in this Section 2.3 and that the Company shall provide reasonable notice to Consultant regarding his obligations under this Section 2.3, as appropriate. If Consultant reasonably believes separate counsel to be necessary for the cooperation purposes set forth in this Section 2.3, then Consultant may request reimbursement of the reasonable fees of separate counsel from the Company and the General Counsel may approve any such request which approval shall not be unreasonably withheld; subject to any retention of counsel requirements imposed by the Company’s insurer. To the extent legally permitted, Consultant shall also provide the Company with immediate notice of contact or subpoena by any non-governmental adverse party (known to Consultant to be adverse to the Company or its interests) and to not voluntarily assist any such non-governmental adverse party or such non-governmental adverse party’s representatives.

2.4 Exclusive Services. The parties agree that the Services to be provided by Consultant pursuant to this Agreement are exclusive to the extent such that Consultant shall not render any type of services to a person or entity that is in competition with the Company’s business during the period from the Effective Date through the twenty-four (24) month anniversary of the Effective Date (i.e., March 11, 2018).

3. Performance of Duties. During the first twenty four (24) months of the Term, Consultant shall serve the Company faithfully and to the best of his ability. Consultant will spend the requisite time to accomplish the Services requested of Consultant and described in this Agreement. Consultant is expected to allocate ten (10) hours per calendar month during the Term to the performance of the Services hereunder. Consultant recognizes that his responsibilities may from time to time require more or less of his time (including, but not limited to, Consultant’s satisfaction of the duties outlined in Sections 2.1 and 2.3 above), but Consultant shall give his full attention, skill and efforts to the performance of duties when required by the Company to perform such duties under this Agreement.

4. Compensation.

4.1 Consulting Fee. The Company shall award Consultant and Consultant hereby agrees to accept, as compensation for all Services rendered hereunder, and for Consultant’s undertakings hereunder, the following:

(a) Twelve Thousand Five Hundred Dollars ($12,500) per calendar month, commencing with the Effective Date and continuing through the twenty-four (24) month anniversary of the Effective Date (i.e., March 11, 2018). Such amounts shall be paid to Consultant as of the final day of each calendar month during such twenty-four (24) month period and any amounts not yet paid shall be forfeited if the Term is terminated prior to March 11, 2018 as provided in this Agreement. Provided that Consultant continues to provide services in accordance with the terms of this Agreement through March 11, 2018, the maximum amount that may be paid under this subsection (a) is Three Hundred Thousand Dollars ($300,000).

(b) Ten Thousand (10,000) Shares of the Company’s Common Stock per calendar month, commencing with the Effective Date and continuing through the twenty-four (24) month anniversary of the Effective Date (i.e., March 11, 2018). Such shares shall be awarded to Consultant by the Company as of the final day of each calendar month during such twenty-four (24) month period and any shares that have not been awarded shall be forfeited if the Term is terminated prior to March 11, 2018 as provided in this Agreement. Provided that Consultant continues to provide services in accordance with the terms of this Agreement through March 11, 2018, the maximum number of shares that may be awarded under this subsection (b) is Two Hundred Forty Thousand (240,000).

(c) If prior to the five (5) year anniversary of the Effective Date (i.e., March 11, 2021) the closing price for a share of the Company’s Common Stock exceeds a stock price milestone shown in the table below for at least 20 out of 30 consecutive trading days on the NASDAQ Stock Market (or other principal national securities exchange on which the Common Stock is then listed or admitted for trading in the United States), then Consultant shall be entitled to receive a specified percentage of One Million (1,000,000) Shares of the Company’s Common Stock as set forth below and subject to the terms of this Agreement. The specified percentage will be determined in accordance with the table below, based on the stock price milestone achieved. For avoidance of doubt, there will not be interpolation of the percentage of the shares to which Consultant may be entitled in the event of stock price performance between the milestones shown in the table below. In addition, each stock price milestone may only be satisfied once during the applicable five (5) year period and the percentages associated with each stock price milestone may not be combined to attain a higher percentage, as the percentage associated with each stock price milestone is inclusive of the percentage associated with any lesser stock price milestone.

Stock Price Milestone	Percentage
$1.50	10%
$2.00	20%
$2.50	30%
$3.50	40%
$4.50	50%
$5.50	60%
$6.50	70%
$7.50	80%
$8.50	90%
$9.50	100%

For the avoidance of doubt, and for illustrative purposes only, the following examples demonstrate the award of shares that would be made to Consultant under assumed fact patterns:

(i) On October 1, 2016, the $1.50 stock price milestone is satisfied. However, no other stock price milestones are satisfied prior to March 11, 2021. Under these facts, Consultant would be entitled to receive an award of One Hundred Thousand (100,000) shares of the Company’s Common Stock, provided that all other terms of this Agreement are satisfied, based on the specified percentage of 10% associated with the satisfaction of the $1.50 stock price milestone.

(ii) On May 1, 2016, the $1.50 stock price milestone is satisfied and on August 15, 2016, the $2.00 stock price milestone is satisfied. However, no other milestone is satisfied prior to March 11 2021. Under these facts, Consultant would be entitled to receive an award of Two Hundred Thousand (200,000) shares of the Company’s Common Stock, provided that all other terms of this Agreement are satisfied, based on the specified percentage of 20% associated with the satisfaction of the $2.00 stock price milestone. The specified percentage of 20% is inclusive of the 10% associated with the satisfaction of the $1.50 stock price milestone.

(iii) On May 1, 2016, the $1.50 stock price milestone is satisfied, on August 15, 2016, the $2.00 stock price milestone is satisfied and on November 30, 2017, the $2.50 stock price milestone is satisfied. However, no other milestone is satisfied prior to March 11 2021. Under these facts, Consultant would be entitled to receive an award of Three Hundred Thousand (300,000) shares of the Company’s Common Stock, provided that all other terms of this Agreement are satisfied, based on the specified percentage of 30% associated with the satisfaction of the $2.50 stock price milestone. The specified percentage of 30% is inclusive of the 10% and 20% associated with the satisfaction of the $1.50 and $2.00 stock price milestones.

(iv) On May 1, 2016, the $1.50 stock price milestone is satisfied. However, the Company’s stock price then falls below $1.50. On October 15, 2016, the stock price again exceeds the $1.50 stock price milestone. No other milestones are satisfied prior to March 11 2021. Under these facts, Consultant would be entitled to receive an award of One Hundred Thousand (100,000) shares of the Company’s Common Stock, provided that all other terms of this Agreement are satisfied, based on the specified percentage of 10% associated with the satisfaction of the $1.50 stock price milestone. In addition, a single stock price milestone may not be satisfied more than once; therefore, exceeding the $1.50 stock price milestone a second time as of October 15, 2016 does not increase the number of shares to be awarded to Consultant.

Any shares of the Company’s Common Stock that Consultant may be entitled to receive under this subsection (c) shall be earned and distributed to Consultant on the last day of the calendar quarter following the calendar quarter in which the applicable milestone was achieved and the Consultant became entitled to receive the applicable percentage of the Company’s Common Stock. The maximum number of shares that may be awarded under this subsection (c) is One Million (1,000,000).

(d) The shares that may be awarded to Consultant pursuant to the terms of subsections (b) and (c) above shall be granted pursuant to an award agreement under the Unilife Corporation Amended and Restated 2009 Stock Incentive Plan, in the form attached hereto as Exhibit A.

(e) Provided that Consultant timely elected to continue group health coverage with the Company upon termination of employment on March 11, 2016 in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and that Consultant continues to provide services in accordance with the terms of this Agreement through March 11, 2018, the Company will (i) continue to subsidize the entire cost of such continuation coverage for the six (6) month period from April 2017 through September 2017 and (ii) for the period from October 2017 through March 2018 provide Consultant with monthly gross payments in an amount equal to the amount paid by the Company to subsidize the monthly cost of the Consultant’s COBRA continuation coverage.

(f) Notwithstanding herein anything to the contrary Consultant is only entitled to receive the consulting fees (cash and/or stock) as more fully described herein, in the event consultant has fulfilled the duties set forth in this Agreement and has not breached any legal or contractual obligations owed to the Company including, but not limited to, the obligations under this Agreement, the General Release executed contemporaneously with this Agreement, sections 7 and 8 of your Employment Agreement dated September 30, 2011, as amended, the Forbearance Agreement entered into on December 9, 2015 or any other agreement between Consultant and the Company.

4.2 Expenses. Consultant shall be eligible for reimbursement of reasonable travel expenses which are approved in advance by the Company and are associated with Consultant’s performance of duties under this Agreement.

5. Adjustment for Corporate Actions. If the Company (a) subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common

Stock into a greater number of shares or (b) combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, an appropriate and proportionate adjustment shall be made to the stock price milestones and to the number shares of the Company’s Common Stock that may be provided to Consultant pursuant to Section 4 above.

6. Termination. The Term shall end automatically, and without further action by any party, upon Consultant’s death or disability. The Company may terminate the engagement of Consultant pursuant to this Agreement for Cause with no advance notice. The term “Cause” shall mean any one of the following by Consultant: (a) the Consultant’s conviction by a court of competent jurisdiction in the United States (including any guilty plea or plea of no contest or nolo contendere to) of a felony or other crime that has, or could reasonably be expected to have, an adverse effect on the business or reputation of the Company; (b) in connection with the performance of his duties under this Agreement (including, but not limited to, Consultant’s duties under Section 2.1 and/or 2.3), any of the following: the Consultant’s gross negligence, willful misconduct, willful violation of Company policies, breach of fiduciary duty or intentional tortious conduct; (c) the Consultant’s willful, material and/or continued failure or refusal to either comply with the lawful objectives developed by the Board or Chief Executive Officer regarding Consultant’s substantive duties, or to perform the Consultant’s substantive duties under this Agreement; or (d) the Consultant’s willful and material breach of this Agreement, the General Release, and/or the surviving terms of the Employment Agreement including, without limitation, any of the covenants set forth in Paragraphs 7 and 8 of the Employment Agreement.

7. Confidentiality. Consultant recognizes and acknowledges that Proprietary Information (as hereinafter defined) is a valuable, special and unique asset of the business of the Company. As a result, both during the Term and thereafter, Consultant shall not, without the prior written consent of the Company, for any reason, either directly or indirectly, divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets of the Company or of any subsidiary or affiliate of the Company (“Proprietary Information”) revealed, obtained or developed in the course of his engagement with the Company. Nothing herein contained shall restrict Consultant’s ability to make such disclosures as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for his engagement or as such disclosures may be required by law; and further provided, that nothing herein contained shall restrict Consultant from divulging or using for his own benefit or for any other purpose any Proprietary Information that is readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Consultant’s breach of this Section 7. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.

8. Intellectual Property.

8.1 Consultant agrees that all right, title and interest in and to any innovations, designs, systems, analyses, ideas for marketing programs, and all copyrights, patents, trademarks and trade names, or similar intangible personal property which have been or are developed or created in whole or in part by Consultant (a) at any time and at any place while Consultant is engaged by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company, (b) as a result of tasks assigned to Consultant by the Company, or (c) from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company (collectively, the “Intellectual Property”), shall be and remain forever the sole and exclusive property of the Company. Consultant shall promptly disclose to the Company all Intellectual Property, and Consultant shall have no claim for additional compensation for the Intellectual Property.

8.2 Consultant acknowledges that all the Intellectual Property that is copyrightable shall be considered a work made for hire under United States Copyright Law. To the extent that any copyrightable Intellectual Property may not be considered a work made for hire under the applicable provisions of the United States Copyright Law, or to the extent that, notwithstanding the foregoing provisions, Consultant may retain an interest in any Intellectual Property that is not copyrightable, Consultant hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that Consultant may have in the Intellectual Property under copyright, patent, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. The Company shall be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, and trademarks with respect thereto.

8.3 Consultant further agrees to reveal promptly all information relating to the same to an appropriate officer of the Company and to cooperate with the Company and execute such documents as may be necessary or appropriate (a) in the event that the Company desires to seek copyright, patent or trademark protection, or other analogous protection, thereafter relating to the Intellectual Property, and when such protection is obtained, to renew and restore the same, or (b) to defend any opposition proceedings in respect of obtaining and maintaining such copyright, patent or trademark protection, or other analogous protection.

8.4 In the event the Company is unable after reasonable effort to secure Consultant’s signature on any of the documents referenced in Section 8.3 hereof, whether because of Consultant’s physical or mental incapacity or for any other reason whatsoever, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in its behalf and stead to execute and file any such documents and to do all other lawfully permitted acts to further the prosecution and issuance of any such copyright, patent or trademark protection, or other analogous protection, with the same legal force and effect as if executed by Consultant.

9. Independent Contractor. Consultant shall render Services hereunder in the capacity of independent contractor, and Consultant is not to be considered nor will Consultant hold himself out or lead others to believe that Consultant is an officer, employee or agent of the Company. Consultant will pay all of his own Social Security taxes, unemployment insurance, and federal, state, and local taxes incurred in the performance of the terms of this Agreement. The Company will have no withholding responsibility for any of such taxes.

10. Representations. Consultant represents and warrants to the Company that:

10.1 There are no restrictions, agreements or understandings whatsoever to which Consultant is a party which would prevent or make unlawful Consultant’s execution of this Agreement or Consultant’s engagement hereunder, or which is or would be inconsistent or in conflict with this Agreement or Consultant’s engagement hereunder, or would prevent, limit or impair in any way the performance by Consultant of his obligations hereunder;

10.2 Consultant’s execution of this Agreement and Consultant’s engagement hereunder is not a breach of any contract, agreement or understanding, oral or written, to which Consultant is a party or by which Consultant is bound; and

10.3 Consultant is free to execute this Agreement and to enter into the engagement by the Company pursuant to the provisions set forth herein.

11. Survival of Provisions. The provisions of this Agreement set forth in Sections 2.3, 7 through 10, 12 through 17, 20 and 23 hereof shall survive the termination of Consultant’s engagement hereunder.

12. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Consultant and their respective successors, executors, administrators, heirs and/or permitted assigns; provided, however, that neither Consultant nor the Company may make any assignments of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party hereto, except that, without such consent, the Company may assign this Agreement to an affiliate or any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise, provided that such affiliate or successor assumes in writing all of the obligations of the Company under this Agreement.

13. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and sent by certified or registered mail, return receipt requested, addressed as follows:

If to Consultant:

Alan D. Shortall

[at the address provided by Mr. Shortall]

If to Company:

Unilife Corporation

150 South Warner Road

King of Prussia, PA 19406

Attn:. Chief Executive Officer

or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

14. Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and shall supersede all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the engagement of Consultant by the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto. Notwithstanding the foregoing, in no event shall the terms of this Agreement in any way limit the terms of the Employment Agreement that survive the Consultant’s termination of employment, or the terms of the General Release.

15. Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement.

16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

17. Invalidity. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect,

such invalidity, illegality or unenforceability shall not affect the validity of any other provision of this Agreement, and such provision(s) shall be deemed modified to the extent necessary to make it enforceable.

18. Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

19. Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or day which is a public holiday at the Company’s principal place of business, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.

20. Arbitration. In the event that the parties are unable to resolve any disputes arising hereunder, such dispute shall be submitted for a binding determination by a neutral third party designated by the office of the American Arbitration Association in accordance with its procedures.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

22. Condition of Exercise. Notwithstanding anything in this Agreement to the contrary, in order to be entitled to the consideration set forth in this Agreement and to have this Agreement become effective, Consultant must return an executed copy of this Agreement to the Company (in the same form as that provided to the Consultant) no later than the close of business on March 11, 2016. If an executed copy of the Agreement is not provided by such time, this Agreement shall be revoked by the Company and the Agreement shall be void

23. Stock Sales. Consultant shall not, directly or indirectly (including through short sales, derivative or other synthetic transactions), on any given day sell or otherwise dispose of shares of Company Common Stock in an amount that exceeds ten percent (10%) of the thirty (30) day average daily volume of trading in the Company’s Common Stock, as such average daily volume is reported by a nationally recognized source.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

ALAN D. SHORTALL

/s/ Alan D. Shortall

UNILIFE CORPORATION

/s/ John C. Ryan March 14, 2016
Name:	John C. Ryan
Title:	Senior Vice President and General Counsel

EXHIBIT A

MODEL STOCK AWARD AGREEMENT

STOCK AWARD AGREEMENT

UNDER THE

UNILIFE CORPORATION

AMENDED AND RESTATED 2009 STOCK

INCENTIVE PLAN

GRANTEE: ALAN SHORTALL

NO. OF SHARES: [INSERT]

This Agreement (the “Agreement”) evidences the award of [insert] shares (each, an “Award Share,” and collectively, the “Award Shares”) of the Common Stock of Unilife Corporation, a Delaware corporation (the “Company”), granted to you, Alan Shortall, effective as of [insert date] (the “Grant Date”), pursuant to the Unilife Corporation Amended and Restated 2009 Stock Incentive Plan, as amended (the “Plan”), and conditioned upon your agreement to the terms described below. All of the provisions of the Plan are expressly incorporated into this Agreement.

1. Terminology. Unless otherwise provided in this Agreement, capitalized words used herein are defined in the Glossary at the end of this Agreement.

2. Vesting. All of the Award Shares are vested and nonforfeitable as of the Grant Date.

3. Stock Certificates. You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books and the Company shall continue to retain the Award Shares in uncertificated book entry form. Alternatively, upon your request, the Company shall deliver a share certificate to you or deliver shares electronically or in certificate form to your designated broker on your behalf, for the Award Shares.

4. Tax Withholding. You hereby agree to make adequate provision for non-US, US Federal, state and local taxes, including any social tax obligation, required by law to be withheld, if any, which arise in connection with the grant of the Award Shares. The Company in its sole discretion may, but is not obligated to, permit you to satisfy, in whole or in part, any withholding tax obligation, including any social tax obligation, which may arise in connection with the grant of the Award Shares either by electing to have the Company withhold the issuance of, or redeem, Award Shares or by electing to deliver to the Company already-owned, fully vested shares of Common Stock of the Company, in either case having a Fair Market Value (as defined in the Plan) equal to the amount necessary to satisfy the statutory minimum withholding amount due. The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of Common Stock or redeeming Award Shares) the amount of any US Federal, state, local or non-US taxes, including any social tax obligation, required by law to be withheld as a result of the grant of the Award Shares in whole or in part; provided, however, that the value of the shares of Common Stock withheld or redeemed may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld. If you do not make provision for the payment of such taxes when requested, the Company may refuse to issue any Common Stock certificate under this Agreement or may refuse to remove transfer restrictions on any Award Share until arrangements satisfactory to the Committee have been made.

5. Binding Nature of Agreement. The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Administrator. If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

6. Non-Guarantee of Employment or Service Relationship. Nothing in the Plan or this Agreement shall alter your employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan or this Agreement.

7. Rights as Stockholder. You will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

8. The Company’s Rights. The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

10. Entire Agreement. This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the Award Shares granted hereunder. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

11. Amendment. This Agreement may be amended from time to time by the Administrator in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on your rights under this Agreement as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

12. Conformity with Plan, Employment Agreement, General Release and Consulting Agreement. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan, the Employment Agreement, General Release and Consulting Agreement. Inconsistencies between this Agreement and the Plan, the Employment Agreement, General Release and/or Consulting Agreement shall be resolved in accordance with the terms of this Agreement. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan, the Employment Agreement and/or General Release shall govern, as applicable. A copy of the Plan is available upon request to the Administrator.

13. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto shall be brought in the federal or state courts in the districts which include the city and state in which the principal executive offices of the Company are located on the date on which the suit arises, and you hereby agree and submit to the personal jurisdiction and venue thereof.

14. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

15. Counterparts. This Agreement may be executed in counterparts, including by facsimile or .pdf electronic transmission and electronic mail (including .pdf), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by any party by facsimile transmission or electronic mail shall be as effective as delivery of a manually executed copy of this Agreement by such party.

16. Electronic Delivery of Documents. By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

17. No Future Entitlement. By your signing this Agreement, you acknowledge and agree that: (a) the grant of these Award Shares is a one-time benefit which does not create any contractual or other right to receive future grants of stock, or compensation in lieu of stock grants, even if stock grants have been granted repeatedly in the past; (b) all determinations with respect to any such future grants, including, but not limited to, the times when stock grants shall be granted, the maximum number of shares subject to each stock grant, and the times or conditions under which restrictions on such stock grants shall lapse, will be at the sole discretion of the Administrator; (c) the value of this stock grant is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (d) the value of this stock grant is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (e) the Company does not guarantee any future value of these Award Shares; and (f) no claim or entitlement to compensation or damages arises if these Award Shares do not increase in value and you irrevocably release the Company from any such claim that does arise.

18. Personal Data. For the exclusive purpose of implementing, administering and managing this stock grant, you, by signing this Agreement, consent to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors. You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, exercised, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of this stock grant and the Plan, and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s). You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that data shall be held only as long as is necessary to implement, administer and manage this stock grant. You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary. You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock grant.

19. Stock Sales. You shall not, directly or indirectly (including through short sales, derivative or other synthetic transactions), on any given day sell or otherwise dispose of shares of Company Common Stock in an amount that exceeds ten percent (10%) of the thirty (30) day average daily volume of trading in the Company’s Common Stock, as such average daily volume is reported by a nationally recognized source.

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GLOSSARY

(a) “Administrator” means the Board of Directors of Unilife Corporation or such committee or committees appointed by the Board to administer the Plan.

(b) “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Unilife Corporation (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, “control” shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Common Stock” means the common stock, par value $0.01, of Unilife Corporation.

(e) “Company” means Unilife Corporation and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Unilife Corporation.

(f) “Consulting Agreement” means the Consulting Agreement by and between Unilife Corporation and you, dated as of March     , 2016.

(f) “Employment Agreement” means the Employment Agreement by and between Unilife Corporation and you, dated as of September 30, 2011, as amended.

(g) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(h) “General Release” means the General Release by and between Unilife Corporation and you, dated as of March     , 2016.

(i) “Securities Act” means the Securities Act of 1933, as amended.

(j) “You”; “Your”. You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

{Signature page follows}

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

UNILIFE CORPORATION

By:

Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein. The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

WITNESS:	GRANTEE

Date:

Enclosure: Prospectus for the Unilife Corporation Amended and Restated 2009 Stock Incentive Plan